EXHIBIT 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-_____) pertaining to the 2009 Equity Incentive Compensation Plan of State Auto Financial Corporation, as amended, of our reports dated March 2, 2016, with respect to the consolidated financial statements and schedules of State Auto Financial Corporation and the effectiveness of internal control over financial reporting of State Auto Financial Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio
November 7, 2016